UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 19, 2023

Date of Report (Date of earliest event reported)

AGBA GROUP HOLDING LIMITED

(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	001-38909	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

AGBA Tower 68 Johnston Road Wan Chai, Hong Kong SAR	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +852 3601 8363

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, $0.001 par value	AGBA	NASDAQ Capital Market
Warrants, each warrant exercisable for one-half of one Ordinary Share for $11.50 per full share	AGBAW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item – 1.01 Entry into a Material Definitive Agreement.

On September 19, 2023, AGBA Group Holding Limited (“AGBA” or the “Company”) entered into an Advisory Services Agreement (the “Advisory Agreement”) with Atlas Merchant Capital LLC (“AMC”) to render advisory services to AGBA.

The Advisory Agreement shall take effect on September 2, 2023 and shall continue until terminated in accordance with the terms of the agreement. AGBA has agreed on service fees of $83,333 per month, in arrears, payable to AMC.

The foregoing description of the Advisory Agreement is a summary and does not purport to be complete. Such description is qualified in its entirety by reference to the Advisory Agreement, which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2023, Mr. Wing-Fai Ng resigned as Chairman of the board of directors (the “Board”) of AGBA while remaining as an executive director of the Board and Chief Executive Officer of the Company. Mr. Ng will continue to focus on the management of AGBA and there is no disagreement surrounding his resignation.

Simultaneously, Mr. Robert E. Diamond, Jr. was appointed as Chairman of the Board, effective immediately.

Mr. Diamond is Founding Partner and Chief Executive Officer of Atlas Merchant Capital and has been since its inception in 2013. Until 2012, Mr. Diamond was Chief Executive of Barclays, having previously held the position of President of Barclays and was responsible for Barclays Capital and Barclays Global Investors (“BGI”). He became an executive director of Barclays in 2005 and was a member of the Barclays Executive Committee.

Prior to Barclays, Mr. Diamond held senior executive positions at Credit Suisse First Boston and Morgan Stanley in the United States, Europe and Asia. Mr. Diamond worked at Credit Suisse First Boston from 1992 to 1996, where his roles included Vice Chairman and Head of Global Fixed Income and Foreign Exchange in New York, as well as Chairman, President and CEO of Credit Suisse First Boston Pacific. Mr. Diamond worked at Morgan Stanley from 1979 to 1992, including as the Head of European and Asian Fixed Income Trading.

In connection with Mr. Diamond’s appointment as Chairman of Board, the Company entered into a Director Services Agreement (“Director Agreement”) and an Indemnification Agreement (“Indemnification Agreement”) with Mr. Diamond on September 19, 2023. Pursuant to the terms of the Director Agreement and the Indemnification Agreement, Mr. Diamond will receive a compensation of $83,333 per month, in arrears. The Indemnification Agreement generally provides that the Company shall indemnify Mr. Diamond to the fullest extent permitted by applicable law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with his service as a director or officer and also provide for rights to advancement of expenses and contribution. Except as stated in the foregoing, there are no other transactional arrangements between the Company and Mr. Diamond.

There are no family relationships between Mr. Diamond and any other director or executive officer of the Company. Except as set forth in the foregoing, there is no material plan, contract or arrangement (whether or not written) to which Mr. Diamond is a party or in which each party participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

Further, on September 19, 2023, Ms. Wong Suet Fai, Almond resigned as an executive director of the Board while remaining as Group Chief Operating Officer of the Company. Ms. Wong’s resignation was not a result of any disagreement with management or any matter relating to the Company’s operations, policies or practices.

Item - 9.01 Financial Statements and Exhibits.

(d) Exhibits

Number	Exhibit
10.1	Advisory Services Agreement, dated September 19, 2023, by and between AGBA Group Holding Limited and Atlas Merchant Capital LLC
99.1	Press Release dated September 19, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGBA GROUP HOLDING LIMITED

By:	/s/ Shu Pei Huang, Desmond
	Name:	Shu Pei Huang, Desmond
	Title:	Acting Group Chief Financial Officer

Dated: September 19, 2023

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